**Consent of Independent Registered Public Accounting Firm**

The Board of Directors
Jackson National Life Insurance Company
and
Contract Owners
Jackson National Separate Account I:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company dated March 5, 2012 and on the financial statements of Jackson National Separate Account I dated March 1, 2012, as well as to the reference to our firm as "Experts" all incorporated by reference in the Post-Effective Amendment to Form N-4 of Jackson National Separate Account I.

KPMG LLP

Chicago, Illinois
August 31, 2012